EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 10, 2017, relating to the consolidated financial statements of Nemus Bioscience, Inc. and Subsidiary for the years ended December 31, 2016 and 2015 (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), appearing in this Registration Statement and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Orange County, California

March 13, 2017